Exhibit 99.2

MAGMA DESIGN AUTOMATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	August 2, 2009	May 3, 2009
ASSETS
Current assets:
Cash and cash equivalents	$36,812	$32,888
Restricted cash	7,876	9,215
Short-term investments	18,010	—
Accounts receivable, net	11,320	26,635
Prepaid expenses and other current assets	5,764	5,443

Total current assets	79,782	74,181
Property and equipment, net	8,868	10,443
Intangibles, net	10,772	12,170
Goodwill	6,672	6,666
Long-term investments	—	17,908
Other assets	6,190	5,665

Total assets	$112,284	$127,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,595	$1,212
Accrued expenses	9,462	15,353
Secured credit line	12,403	12,451
Revolving note	11,246	12,181
Current portion of other long-term liabilities	2,468	2,679
Deferred revenue	28,648	35,779
Convertible notes, net of debt discount	48,141	—

Total current liabilities	113,963	79,655
Convertible notes, net of debt discount	—	47,600
Long-term tax liabilities	9,750	9,729
Other long-term liabilities	2,419	3,160

Total liabilities	126,132	140,144

Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	408,724	405,341
Accumulated deficit	(384,802)	380,489
Treasury stock at cost	(32,615)	(32,615)
Accumulated other comprehensive loss	(5,160)	(5,353)

Total stockholders’ equity (deficit)	(13,848)	(13,111)

Total liabilities and stockholders’ equity	$112,284	$127,033

MAGMA DESIGN AUTOMATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	August 2, 2009	August 3, 2008
Revenue:
Licenses	$13,779	$26,096
Bundled licenses and services	7,577	9,930
Services	7,485	9,716

Total revenue	28,841	45,742

Cost of revenue:
Licenses	701	4,809
Bundled licenses and services	976	2,519
Services	3,160	5,002

Total cost of revenue	4,837	12,330

Gross profit	24,004	33,412

Operating expenses:
Research and development	11,197	20,133
Sales and marketing	9,770	16,803
General and administrative	4,383	6,952
Amortization of intangible assets	305	1,444
Restructuring charge	703	2,020

Total operating expenses	26,358	47,352

Operating loss	(2,354)	(13,940)

Other income (expense):
Interest income	45	186
Interest expense	(1,157)	(984)
Other income (expense), net	(450)	(96)

Total other income, (expense) net	(1,562)	(894)

Net loss before income taxes	(3,916)	(14,834)
Provision for (benefit from) income taxes	396	440

Net loss	$(4,312)	$(15,274)

Net loss per share – basic and diluted	$(0.09)	$(0.35)

Shares used in calculation: Basic and diluted	47,863	43,385